Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Sheree Aronson

VP, Investor Relations

(949) 367-9600 ext 371

saronson@glaukos.com

Glaukos Corporation Announces Second Quarter 2015 Financial Results

Laguna Hills, CA, August 12, 2015 — Glaukos Corporation (NYSE: GKOS), an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures designed to transform the treatment of glaucoma, today announced financial results for the second quarter ended June 30, 2015.  Key highlights of the quarter, compared to the same period in 2014, include:

•      Achieved 60% net sales growth to $17.8 million

•      Expanded the gross margin to approximately 82%

•      Completed an initial public offering (IPO), issuing 6.9 million shares and raising $113.7 million in net proceeds after deducting underwriting commissions and offering expenses

•      Completed purchase of the iDOSE targeted injectable drug delivery implant product line from DOSE Medical Corporation

“The second quarter of 2015 marked the beginning of an important new chapter in our company’s long-term growth story,” said Thomas Burns, president and CEO of Glaukos.  “We are very pleased with investors’ response to our IPO and our success in pioneering an entirely new treatment class for glaucoma using micro-scale injectable therapies to address a broad range of glaucoma disease states and progression.  Our results in the second quarter further underscore the strength of our core technology, our commercial execution and our future commercial potential.”

Second Quarter 2015 Financial Results

Glaukos net sales rose 60% in the second quarter of 2015 to $17.8 million, compared to $11.1 million in the same period in 2014.  The growth was driven by increased adoption of the company’s flagship iStent® Trabecular Micro-Bypass Stent.

Gross margin for the second quarter of 2015 increased to approximately 82%, compared to approximately 79% in the same period in 2014.  The gross margin expansion was due primarily to the company’s ability to leverage its fixed manufacturing overhead costs against higher sales.

Operating expenses for the second quarter of 2015 were $19.9 million, up 80% compared to $11.0 million in the same period in 2014.  The increase included cumulative stock-based compensation expense of $3.7 million associated with stock options granted July 2014 containing a performance condition that was satisfied during the quarter upon completion of the IPO, as well as higher personnel, travel and other costs associated with the company’s public company infrastructure and expanding sales force, and higher clinical study costs.

Loss from operations in the second quarter of 2015 was $5.4 million, compared to $2.2 million in the second quarter of 2014.

Other expense in the second quarter of 2015 was $27.1 million, compared to $250,000 in the year ago quarter.  The change was due primarily to the company’s June 30, 2015 acquisition of the iDOSE targeted injectable drug delivery implant product line and related assets from DOSE Medical Corporation (DOSE) in exchange for a cash payment of $15.0 million and the elimination of all amounts owed by DOSE to the company.  As a result of the transaction, the company recorded a $25.7 million charge in other expense and will no longer consolidate DOSE for accounting purposes as a variable interest entity of the company.

The company reported a net loss attributable to Glaukos shareholders of $31.9 million, or $10.96 per diluted share, in the second quarter of 2015, compared to a net loss of $2.1 million, or $0.90 per diluted share, in the same period one year ago.  Non-GAAP pro forma net loss per share in the second quarter of 2015, which gives effect to the automatic conversion of the company’s preferred stock into common stock as if it had occurred as of the beginning of the quarter, was $1.30 per diluted share.

As of June 30, 2015, cash and cash equivalents were $104.1 million, compared to $2.3 million at the end of 2014.  The increase reflects completion of the company’s IPO, which closed on June 30, 2015.  In the IPO, Glaukos sold 6.9 million newly issued common shares and raised net cash proceeds of $113.7 million, after deducting underwriting commissions and paying offering expenses.

Webcast & Conference Call

The company will host a conference call and simultaneous webcast today at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss the second quarter results.  A link to the webcast is available on company’s website at http://investors.glaukos.com.  To participate in the conference call, please dial 877-201-0168 (U.S.) or 647-788-4901 (international) and enter Conference ID 86351068.  A replay of the webcast will be archived on the company’s website immediately following completion of the call.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of pro forma net loss per diluted share.  Because we closed our IPO on the last day of the quarter ended June 30, 2015, the weighted average number of shares outstanding for the calculation of net loss per diluted share for the three- and six-month periods ended June 30, 2015 is significantly lower than the actual number of common shares outstanding on that date.  Therefore, we are presenting pro forma net loss per diluted share because we believe it will be useful to investors when comparing our net losses per diluted share to the pro forma net losses per diluted share that were set forth in our prospectus filed with the Securities and Exchange Commission pursuant to rule 424(b)(4) on June 25, 2015.  We do not use this non-GAAP financial measure for any other purposes.  Non-GAAP financial measures have limitations that should be considered before using them to evaluate our financial performance.

About Glaukos

Glaukos (www.glaukos.com) is an ophthalmic medical technology company focused on the development and commercialization of breakthrough products and procedures to transform the treatment of glaucoma, one of the world’s leading causes of blindness.  The company pioneered Micro-Invasive Glaucoma Surgery, or MIGS, to revolutionize the traditional glaucoma treatment and management paradigm.

Glaukos launched the iStent®, its first MIGS device, in the United States in July 2012 and is leveraging its platform technology to build a comprehensive and proprietary portfolio of micro-scale injectable therapies designed to address the complete range of glaucoma disease states and progression.  The company believes the iStent, measuring 1.0 mm long and 0.33 mm wide, is the smallest medical device ever approved by the FDA.

Forward-Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements.  Although we believe that we have a reasonable basis for forward-looking statements contained herein, we caution you that they are based on current expectations about future events affecting us and are subject to risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control.  Therefore, they may cause our actual results to differ materially from those expressed or implied by forward-looking statements in this presentation.  All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We do not undertake any obligation to update, amend or clarify these forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.  The known risks, uncertainties and factors are described in detail under the caption “Risk Factors” and elsewhere in our filings with the Securities and Exchange Commission. These are available in the Investor section of our website at www.glaukos.com or at www.sec.gov.

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015
Net sales	$11,099	$17,754	$19,348	$32,420
Cost of sales	2,339	3,281	4,283	6,075
Gross profit	8,760	14,473	15,065	26,345
Operating expenses:
Selling, general and administrative	6,582	12,516	12,531	20,332
Research and development	4,422	7,339	8,804	12,579
Total operating expenses	11,004	19,855	21,335	32,911
Loss from operations	(2,244)	(5,382)	(6,270)	(6,566)
Other income (expense), net
Interest income	1	—	2	—
Loss on deconsolidation of DOSE	—	(25,685)	—	(25,685)
Interest and other expense, net	(219)	(293)	(437)	(562)
Change in fair value of stock warrants	(32)	(1,152)	(126)	(1,161)

Total other income (expense), net	(250)	(27,130)	(561)	(27,408)

Loss before taxes	(2,494)	(32,512)	(6,831)	(33,974)
Provision for income taxes	—	—	2	—

Net loss	(2,494)	(32,512)	(6,833)	(33,974)
Net loss attributable to noncontrolling interest	(420)	(584)	(802)	(1,080)

Net loss attributable to Glaukos Corporation	$(2,074)	$(31,928)	$(6,031)	$(32,894)

Net loss per share, basic and diluted, attributable to Glaukos Corporation common stockholders	$(0.90)	$(10.96)	$(2.70)	$(12.35)
Weighted average shares used to compute basic and diluted net loss per share attributable to Glaukos Corporation common stockholders	2,302	2,912	2,236	2,663

Non-GAAP Financial Measures Reconciliation — Pro Forma Net Loss Per Share

Because we closed our IPO on the last day of the quarter ended June 30, 2015, the weighted average number of shares outstanding for the calculation of net loss per diluted share for the periods ended June 30, 2015 is significantly lower than the actual number of common shares outstanding on that date.  Therefore, we are presenting pro forma net loss per diluted share because we believe it will be useful to investors when comparing our net losses per diluted share to the pro forma net losses per diluted share that were set forth in our prospectus filed with the Securities and Exchange Commission pursuant to rule 424(b)(4) on June 25, 2015.  Pro forma basic and diluted net loss per share gives effect to the conversion of the preferred stock, which was automatically converted into common stock upon the closing of our IPO, using the as-if converted method assuming the conversion had occurred as of the beginning of the period, or on issuance date, if later.  The following table summarizes the unaudited pro forma net loss per share (in thousands, except for share and per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015
Numerator:
Net loss attributable to Glaukos Corporation	$(2,074)	$(31,928)	$(6,031)	$(32,894)

Denominator:
Weighted average shares used to compute basic and diluted net loss per share attributable to Glaukos Corporation common stockholders	2,302	2,912	2,236	2,663
Add: Pro forma adjustment to reflect weighted average effect of conversion of convertible preferred stock	21,618	21,646	21,610	21,644
Weighted average shares used to compute pro forma basic and diluted net loss per share attributable to Glaukos Corporation common stockholders	23,920	24,558	23,846	24,307

Pro forma net loss per share, basic and diluted (unaudited), attributable to Glaukos Corporation common stockholders	$(0.09)	$(1.30)	$(0.25)	$(1.35)

GLAUKOS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,	June 30,
	2014	2015
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,304	$104,144
Accounts receivable, net	5,398	6,502
Inventory	2,258	2,908
Prepaid expenses and other current assets	534	701
Restricted cash	60	80
Total current assets	10,554	114,335
Property and equipment, net	1,950	1,859
Intangible asset, net	13,475	11,725
Deposits and other assets	42	253
Total assets	$26,021	$128,172

Liabilities, convertible preferred stock and (deficit) equity
Current liabilities:
Accounts payable	$3,298	$5,264
Accrued liabilities	6,462	6,866
Line of credit	1,850	—
Long-term debt, current portion	8,532	9,294
Deferred rent	45	36
Total current liabilities	20,187	21,460
Long-term debt, less current portion	8,968	11,638
Stock warrant liability	379	273
Other liabilities	12	10
Total liabilities	29,546	33,381

Convertible preferred stock	157,379	—

Stockholders’ (deficit) equity:
Preferred stock, $0.001 par value; 0 and 5,000 shares authorized at December 31, 2014 and June 30, 2015, respectively; no shares issued and outstanding at December 31, 2014 and June 30, 2015, respectively	—	—
Common stock, $0.001 par value; 77,000 and 150,000 shares authorized at December 31, 2014 and June 30, 2015, respectively; 2,470 and 31,976 shares issued and 2,422 and 31,948 shares outstanding at December 31, 2014 and June 30, 2015, respectively	6	32
Additional paid-in capital	8,155	287,074
Accumulated other comprehensive income	44	83
Accumulated deficit	(159,372)	(192,266)
	(151,167)	94,923
Less treasury stock	(132)	(132)
Total stockholders’ (deficit) equity	(151,299)	94,791
Noncontrolling interest	(9,605)	—
Total (deficit) equity	(160,904)	94,791
Total liabilities, convertible preferred stock and (deficit) equity	$26,021	$128,172

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